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Exhibit 10(g)

THE BANK OF NEW YORK
48 WALL STREET
NEW YORK, N.Y. 10286

April 17, 1997




Mr. Bruce Van Saun


Dear Bruce:

	I am very pleased to confirm our offer to you as Executive Vice President and Chief Financial Officer reporting to Thomas A. Renyi, President. You will also become a member of the Senior Policy Committee.

	Your starting annual base salary will be $350,000 and we will guarantee this base pay rate as a minimum through December 31, 1998. This means that during this period should your employment be terminated for a reason other than for Cause or you resign for Good Reason (as both terms are defined in the attachment to this letter) you would receive the remaining amount of base pay between your termination date and December 31, 1998 in a lump sum, less taxes. Additionally, you will receive a guaranteed cash bonus for 1997 of $525,000. This payment is subject to applicable withholding taxes and will be paid in January 1998, unless prior to January 1998 you resign for other than Good Reason or have been terminated for Cause. For 1998 and beyond, you will be eligible for bonus payments under the Management Incentive Compensation Plan.

	Subject to approval of the Compensation and Organization Committee of the Board of Directors, in June 1997 you will be granted 25,500 restricted shares of The Bank of New York Co., Inc. The Compensation and Organization Committee will meet on June 10, 1997 and at that meeting the Committee will approve this grant to you. These shares will vest and be paid to you as follows: 12,500 in June 1998, 8,000 in June 1999, and 5,000 in January 2001.
During the period prior to vesting, you will be paid quarterly dividend equivalents on those shares which, at the present dividend rate, amount to $24,480 annually. Should the price of the shares be less than $38 on the date the 12,500 shares vest in June 1998, the amount of difference between the value of the shares at the closing price and $38 will be paid to you in a lump sum, less taxes. With regard to the 12,500 shares that vest in June 1998, if you resign for Good Reason or you are terminated for a reason other than for Cause, these shares (and any guaranteed make-up cash payment as described above) will continue to earn out at the scheduled vesting date. If on or before December 31, 1998 you resign for Good Reason or are terminated for a reason other than for Cause before final vesting of the remaining shares, these shares will be accelerated to vest and earn out in June of 1998 if you leave prior to June 30, 1998, otherwise, at the quarter-end of the quarter in which you terminate.

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In June 1997, you will also be granted 15,000 Stock Options under the Long
Term Incentive Plan.

	Our Profit Sharing Plan is paid on base salary and you will join the Plan on the one year anniversary of your employment with the Bank. In the interim, you will receive a cash payment in January 1998 equal to the pro-rata 1997 payout you would have received had you been a member of the Plan from
your hire date.   Similarly, in January of 1999, you will receive a pro-rata cash payout for the portion of 1998 that you are not a member of the Plan. Both cash payments (less applicable withholdings) will be made provided you are an active employee on the date that the payments are made. If you resign prior to December 31, 1998 for Good Reason or you are terminated for a reason other than for Cause, the Profit-Sharing equivalent payments for 1997 and 1998 will be paid to you in a lump sum, less taxes.

	You will be a member of our Supplemental Executive Retirement Plan (the "SERP"), and will have a vested benefit in the Plan one year after your start date. This pension plan supplements our regular pension plan that you will join after one year in which you will have a vested benefit after five
years of employment.   The Plan's primary objective is to take into account
for calculation of your retirement benefits any Management Incentive Compensation Plan (MICP) payments you receive. By including these payments, your retirement benefit will be based on total cash compensation you receive, not just your base salary.

	As a member of our Senior Policy Committee, you will be covered under a Severance Agreement in relation to change in control. This agreement generally provides you with a payment in certain circumstances after a change in control equal to 2.99 times your average Bank of New York W-2 earnings for five calendar years immediately preceding a change in control, reduced by accelerated payments under other Plans due to accelerated vesting caused by the change in control (e.g. performance shares, stock options).

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	This offer assumes the successful completion of the Bank's hiring process which includes fingerprinting and a drug test.

	Bruce, Messrs. Bacot, Renyi, Papageorge and Griffith are in strong support of your joining us. We look forward to answering any questions you may have and we want to arrange to get you started as soon as possible.

					Sincerely,

					\s\ Thomas E. Angers

					Thomas E. Angers
					Senior Vice President




Employment Offer Accepted:


\s\ Bruce Van Saun               4/17/97
-----------------------------------------------
    Name                         Date


Attachment

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				     Attachment
				     ----------

BNY shall have the right to terminate your employment at any time for "Cause", and, pay you upon termination in a single lump sum payment any unpaid base salary and vacation due to you through the last day of work, as well as any vested benefits.

"Cause" shall mean:

	- Violation by you of The Bank of New York Company, Inc.'s ("BNY") Code of Conduct or any material violation by you of other rules or regulations governing the conduct of BNY's business.

	- An act or omission on your part resulting or intended to result in personal gain at the expense of BNY or any of its affiliates, or an act or omission on your part causing material injury to the property or business of BNY or any of its affiliates.
			- cause shall not include bad judgment, or any act or
			  omission reasonably believed by you in good faith to have been in or not opposed to the best interests of BNY.

	- The conviction of a felony or the conviction of a lesser crime or offense that adversely impacts upon the business or reputation of BNY in a material way.

	- The willful and continued failure by you to perform substantially your duties with BNY (other than such failure resulting from your incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to you by the Chairman of the Board or the Chief Executive Officer, as appropriate, which specifically identifies the manner in which such executive believes that you have not substantially performed your duties.

"Good Reason" shall mean:

	BNY shall be deemed to have given you "Good Reason" to terminate your employment in case of any act or omission by BNY during the periods described in this offer letter which constitutes a material breach of the letter including:

	- any default by BNY in its obligation to you with respect to the payment of compensation and provision of benefits when, as and if due, occurring 10 business days after you deliver a written notice to the Personnel Division Head that such payment or benefit was not made when due, or

	- any material, unilateral reduction by BNY in your duties or responsibilities or any unilateral diminution of title or downgrading of your position, or reassignment out of the New York Metropolitan region.